Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 25th day of February, 2015 between OceanFirst Bank, a federally-chartered capital stock savings bank (the “Bank”), and Anthony Giordano, III (the “Executive”).

WHEREAS, Executive is currently an executive of Colonial American Bank (“CAB”) pursuant to an employment agreement with CAB dated August 26, 2014 the (“CAB Employment Agreement”); and

WHEREAS, the Board of Directors of the Bank (the “Board”) has authorized and approved an Agreement and Plan of Merger dated on or about February 25, 2015 by and among the Bank, OceanFirst Financial Corp. (“OFFC”) and CAB (the “Merger Agreement”), pursuant to which CAB will be merged with and into the Bank (the “Merger”), with the Bank as the surviving institution;

WHEREAS, it is a condition to the Bank’s entry into the Merger Agreement and consummation of the Merger that Executive terminate the CAB Employment Agreement and enter into this Agreement, both effective as of the closing of the Merger, and by which Executive will become employed by the Bank subject to the terms of this Agreement; and

WHEREAS, the Employee agrees to be employed pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1. Employment. The Executive hereby accepts employment with the Bank upon the terms and conditions set forth within the remainder of this Agreement.

2. Termination of CAB Employment Agreement and Waiver. Upon the Effective Date (as defined below), the CAB Employment Agreement will terminate. The Executive hereby waives any and all payments that may be payable to Executive under the terms of the CAB Employment Agreement upon the termination thereof, including any change in control payment as contemplated in Section 10 of the CAB Employment Agreement or other severance payment provided in such agreement.

3. Term of Employment. The term of this Agreement shall commence on the Effective Time set forth in the Merger Agreement (the “Effective Date”) and continue until the first (1st) anniversary of the Effective Date (the “Term”), unless extend by mutual written agreement of the parties.

4. Termination of Merger Agreement. To the extent the Merger Agreement is terminated for any reason after the date hereof and before the Effective Date, this Agreement shall be of no force or effect. In such event, the CAB Employment Agreement will remain in full force and effect in accordance with its terms.

5. Position. The Executive shall be employed as a Senior Vice President, of the Bank and perform the duties associated with such office to the best of such Executive’s abilities and assume such responsibilities as may be assigned to the Executive from time to time by the Board and/or the Executive’s supervisor(s), or as may be set forth in the bylaws of the Bank (“Bylaws”) and its policies, as the same may be amended from time to time. The Executive shall devote his full working time and effort to his duties and responsibilities hereunder at the Bank’s offices, subject to such travel as may be required from time to time to perform the Executive’s duties and responsibilities. The principal office of the Executive will be located at 975 Hooper Avenue, Toms River, New Jersey. The Executive will not accept any other employment without the prior written consent of the Bank.

6. Compensation. The Bank shall pay to the Executive compensation for the Executive’s services during the Term of this Agreement as follows:

(a) The Executive shall be paid a salary of $150,000 per annum (“Annual Base Salary”). The Annual Base Salary shall be paid in accordance with the payroll policies of the Bank.

(b) In addition, to the extent the Executive remains an employee of the Bank on the 30th day after the Effective Date, the Executive shall be paid a bonus of $350,000 payable in accordance with the payroll policies of the Bank; provided, however, that in the event the Bank terminates Executive’s employment hereunder without Cause (as defined below) prior to such 30th day, such bonus shall be deemed earned by Executive and the Bank shall pay such bonus on the date of such termination.

(c) The Executive shall be eligible to participate in the Bank’s Cash Incentive Plan, and the Cash Incentive Plan target for the Executive is $30,000 or 20% of the Executive’s Annual Base Salary (the “Target Bonus”), but such Target Bonus is subject to the discretion of the Board and the terms of such plan.

(d) The Executive shall be entitled to reimbursement for all business expenses incurred by the Executive with respect to the furtherance of the business of the Bank in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank and in accordance with pertinent policies of the Bank.

(e) The Executive shall be entitled to a monthly car allowance of $600.

7. Benefits. The Executive is entitled to receive benefits in accordance with the benefits utilized by the Bank for its officers and approved by the Board. Such benefits shall include participation in the annual cash incentive plan, full medical coverage, life insurance, 401K Plan (including applicable Bank contributions), Employee Stock Ownership (ESOP), and eligibility to earn awards in the annual equity award grant process, in each case subject to eligibility, vesting and the terms and conditions of the applicable plans.

8. Termination for Cause. The Bank may terminate the Executive’s employment for Cause, upon written notice to the Executive, which notice shall specify the reasons for the termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under this Agreement other than salary accrued and reimbursable expenses incurred up to the date of termination. For purposes of this Agreement, “Cause” shall mean: (a) the Executive willfully, or as a result of gross negligence on his part, fails substantially to (i) carry out the lawful policies of the Bank or the directives of his supervisor(s) or (ii) discharge his duties and responsibilities as an executive of the Bank for any reason other than the Executive’s disability, (b) the Executive is convicted of or enters a plea of no contest with respect to a felony or a lesser charge to the extent it adversely impacts the business reputation of the Bank, (c) the Executive engages in conduct which is demonstrably and substantially injurious to the Bank (as determined by the Bank in good faith), (d) the Executive materially breaches this Agreement, and such breach is not cured or curable within thirty (30) days of the Executive’s receipt of written notice thereof from the Bank or (e) the Executive commits willful or intentional misconduct that has a material adverse effect on the Bank. For purposes of this Section 8, no act or omission shall be deemed willful if made in good faith and with a reasonable belief that the act or omission was in the best interests of the Bank.

9. Disability. Subject to the requirements and limitations contained in the Americans with Disabilities Act (“ADA”), if during the Term of this Agreement, the Executive shall become permanently disabled or is otherwise unable to perform his essential job functions hereunder with or without reasonable accommodation, for a period exceeding six (6) consecutive months, or for shorter periods aggregating in excess of six (6) months in any twelve (12) month period (“Permanent Disability”), the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments from any disability policy which the Bank may have obtained for the benefit of its officers generally, and salary accrued and reimbursable expenses incurred up to the date of termination, except that any stock options granted to the Executive shall remain outstanding in accordance with their terms. The forgoing provision shall be subject to the terms of the Bank’s option plans.

10. Termination Without Cause or for Good Reason. The Bank may terminate the Executive’s employment without Cause upon written notice to the Executive. The Executive may terminate his employment with the Bank at any time for Good Reason (as defined below) upon written notice to the Bank.

If the Bank terminates the Executive’s employment without Cause or if the Executive terminates his employment with the Bank for Good Reason, within thirty (30) days following the termination of Executive’s employment, the Bank shall pay the Executive a lump sum termination benefit equal to an amount equal to the Executive’s remaining Annual Base Salary through the end of the Term (the “Remaining Term Payment”). To the extent permissible, the Bank also shall continue to provide to the Executive, at the same level of cost to the Executive as prior to such termination, the hospital, health, disability and medical benefits which may be available from time to time to officers of the Bank, in accordance with the terms hereof, until the later of three (3) months from the date the Executive’s employment is terminated without Cause by the Bank or for Good Reason by the Executive or the first anniversary of the Effective Date. Notwithstanding the forgoing, the Bank shall not be obligated to make any payments provided for hereunder unless and until Executive has delivered the executed Release provided for under Section 23 hereof.

In the event the Executive’s employment hereunder shall be terminated by the Bank without Cause or by the Executive for Good Reason, the Executive shall be obligated to promptly inform the Bank of any new employment. Although the Executive shall have no obligation to mitigate, if the Executive’s new employment provides the Executive with hospital, health, disability and medical benefits which are equivalent to the benefits payable by the Bank hereunder, the Bank may permanently reduce or terminate the duplicative benefits it is obligated to provide hereunder. The Executive shall not have a duty to mitigate the damages suffered by the Executive in connection with the termination by the Bank of his employment without Cause of the Executive’s termination of his employment with the Bank for Good Reason. Except as set forth in this Section 10, the Executive shall not be entitled to any other payments or benefits following a termination without Cause.

For purposes of this Agreement, “Good Reason” means the occurrence, without the Executive’s express written consent of any of the following events: (a) any material diminution in the Executive’s duties, authority, and responsibilities with respect to the Bank which are consistent with the duties, authority and responsibilities of the Executive’s office as provided for under Section 5 hereof, as customarily applied, or assignment to the Executive of any duties that are materially inconsistent with the Executive’s position or duties described therein; (b) the Executive’s Annual Base Salary is reduced; (c) a change in the location of the principal office of the Executive as set forth in Section 5 hereof to a location more than twenty five (25) miles from therefrom; and (d) the Bank materially breaches this Agreement and such breach is not cured or curable within thirty (30) days of the Bank’s receipt of written notice thereof from the Executive.

11. Resignation for Other Than Good Reason. The Executive may resign from the Executive’s employment with the Bank at any time during the Term of this Agreement for any reason other than Good Reason upon sixty (60) days prior written notice. Except as required by law, upon resignation by the Executive pursuant to this Section 11, the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Bank, and shall not be entitled to any of the other benefits provided hereunder.

12. Change in Control.

(a) In the event that the Executive is terminated without Cause in connection with (i) a merger of OFFC with another entity as a result of which the shareholders of OFFC prior to such transaction do not own a majority of the voting power of the resulting entity, (ii) the acquisition of greater than fifty percent (50%) of Bank’s voting stock by an entity or group of individuals acting in concert, (iii) the sale or disposition of all or substantially all of Bank’s assets to an entity in which OFFC does not control a majority of the voting power, or (iv) the determination (which may be made effective as of a particular date specified by the Board) by the Board that a change of control has occurred or is about to occur (each a “Change of Control Event”) and the Executive is not retained by the successor entity or group (the “Successor Entity”) for a period of at least the then remaining Term pursuant to a written agreement (the “New Agreement”) which provides that the Executive shall have (A) the same or substantially equal position with similar title and responsibilities and the same or greater salary, benefits and bonuses that the Executive was entitled to receive from the Bank immediately prior to the Change of Control Event, and (B) a commuting distance that is not greater than twenty five (25)

miles from the Executive’s principal place of business as set forth in Section 5 hereof, the Executive shall be entitled to the Remaining Term Payment from the Bank; provided, however, that the Executive shall only be entitled to such Remaining Term Payment if he agrees to remain as an employee of the Bank and assist in the transition until the effective date of the Change of Control Event. In the event that the Executive is to receive the Remaining Term Payment as provided for herein, the Severance shall be payable in-full by the Bank within ten (10) days after delivery by the Executive of the executed Release provided for under Section 23 hereof.

(b) Notwithstanding the forgoing, in no event shall any payments provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is $1.00 less than an amount equal to 2.99 times the Executive’s “base amount” as determined in accordance with such Section 280G.

13. Non-Disclosure; Non-Competition and Non-Solicitation.

(a) Non-Disclosure. Except as may be required in the course of the Executive’s employment with the Bank and in pursuit of the business of the Bank, the Executive shall not, directly or indirectly, at any time during or following the Term of this Agreement, disclose to any person or use any confidential information or proprietary systems of the Bank. Notwithstanding the forgoing, nothing contained herein shall be deemed to prohibit the Executive from complying with any legally valid subpoena or other information request that the Executive is legally obligated to comply with. The Executive agrees that all information concerning the Bank’s relations with its customers is confidential information. For purposes hereunder, any information that is in the public domain, other than through disclosure by the Executive in violation of the provisions hereof, or which is in the possession of the Executive from a source other than the Bank and which did not disclose such information in violation of an obligation to the Bank, shall not be deemed “confidential information” hereunder. The obligations of the Executive under this Section 13 (a) shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.

(b) Non-Compete. The Executive agrees that in the event that this Agreement is terminated by the Bank with Cause or without Cause, or by the Executive, the Executive will not, either directly or indirectly, commence employment with or render services to any other insured depository institution within any county in which the Bank has a branch or office until the earlier of (i) six (6) months from the date of termination and (ii) the first anniversary of the Effective Date;

(c) Non-Solicitation. The Executive agrees that for a period of one (1) year following the termination of the Executive’s employment hereunder, for whatever reason whatsoever, the Executive shall not, either directly or indirectly, solicit any employee, customer, or shareholder of the Bank for any activity that competes with the business of the Bank.

The Executive acknowledges that compliance with Section 13 of this Agreement is necessary to protect the Bank’s confidential information, proprietary systems and good will and that any breach of this Agreement will cause continuing and irreparable injury to the Bank for which money damages would not be an adequate remedy. The Executive acknowledges that the CAB’s goodwill and relationships with its customers are part of the assets being purchased by the Bank in the Merger, and that the protections afforded to the Bank by this Agreement are a material inducement for it to enter into the Merger Agreement. The Executive acknowledges that the Bank shall, in addition to any other rights or remedies it may have, be entitled to injunctive relief for any actual or threatened breach by the Executive of any provision of this Agreement. This Agreement shall not in any way limit any remedies at law or in equity that would otherwise be available to the Bank.

14. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provision of this Agreement in any instance be deemed to be a waiver of any other provision in any other instance.

15. Representation by Counsel. The Executive represents and warrants to the Bank that the Executive has had the opportunity to consult with legal counsel in connection with the review, negotiation and execution of the Agreement.

16. Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New Jersey applicable to agreements made and to be fully performed in the State of New Jersey.

17. Jurisdiction and Venue. Venue shall be laid in the State of New Jersey or the United States District Court for the District of New Jersey. The parties expressly waive any right to transfer, dismiss or otherwise object to any action concerning this Agreement that is filed in either of these courts based on the inconvenience of the forum and the parties hereby consent to the personal jurisdiction of these courts.

18. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. Any amendment to this Agreement may be made only in a writing executed by the Bank, on the one hand, and the Executive, on the other hand, and no amendment to this Agreement shall be effective unless and until made in such a writing.

19. Assignment. This Agreement is personal to the Executive and the Executive may not assign any of the Executive’s rights or duties hereunder, but the Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be assigned by the Bank to any entity which acquires all or substantially all of the assets of the Bank existing at the time of such acquisition, or with or into which the Bank is consolidated or merged.

20. Severability. If any court of competent jurisdiction at any time deems any of the covenants or provisions set forth in this Agreement not fully enforceable, the other provisions of this Agreement will nevertheless stand unaffected and to the fullest extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent.

21. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

22. Legal Fees. Upon a Dispute. In the event of any dispute with regard to any of the terms of this Agreement, the party which prevails in such dispute shall be entitled to have the fees and expenses of its counsel either paid directly by or reimbursed to such party by the party hereto whose position is not so upheld.

23. Release. All payments and benefits provided for under Sections 10 or 12(a) hereof shall be contingent upon Executive executing a general release of claims in favor of the Bank, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, in the form attached hereto as Exhibit A, and which must be executed by the Executive no later than the twenty second (22nd) day after the termination of Executive’s employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 24, commence within eight (8) days after such release becomes effective; provided, however, that if Executive’s termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 24, commence on the first business day of the following calendar year.

24. Section 409A Compliance. If the Executive is a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 24 result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Bank shall begin to make such payments as described in this Section 24, provided that any amounts that would have been payable earlier but for application of this Section 24 shall be paid in lump-sum on the 409A Payment Date.

IN WITNESS WEREOF, this Agreement has been signed by the authorized by the Bank, and the Executive, as of the day and year first written above.

Witness:		EXECUTIVE:

/s/

	By:	/s/ Anthony Giordano, III
	Name:	Anthony Giordano, III
	Title:	Senior Vice President, Treasury

Witness:		OCEANFIRST BANK:

/s/

	By:	/s/ Christopher D. Maher
	Name:	Christopher D. Maher
	Title:	President & CEO